Exhibit2-1.  ACQUISITION AGREEMENT AND PLAN OF MERGER

Exhibit 2.1

                  ACQUISITION AGREEMENT AND PLAN OF MERGER

                         DATED AS OF DECEMBER 27, 2004

                                   BETWEEN

                            APD ANTIQUITIES, INC.

                                     AND

                                  GCJ, INC.

TABLE OF CONTENTS


ARTICLE 1. The Merger
  Section 1.1.                                             The Merger
  Section 1.2.                                        The Acquisition
  Section 1.3.                                         Effective Time
  Section 1.4.                                  Closing of the Merger
  Section 1.5.                                  Effects of the Merger
  Section 1.6.                 Board of Directors and Officers of APD
  Section 1.7.             Taking of Necessary Action; Further Action

ARTICLE 2. Representations and Warranties of APD
  Section 2.1.                         Organization and Qualification
  Section 2.2.                                  Capitalization of APD
  Section 2.3.   Authority Relative to this Agreement; Recommendation
  Section 2.4.                      SEC Reports; Financial Statements
  Section 2.5.                                   Information Supplied
  Section 2.6.                  Consents and Approvals; No Violations
  Section 2.7.                                             No Default
  Section 2.8.         No Undisclosed Liabilities; Absence of Changes
  Section 2.9.                                             Litigation
  Section 2.10.                        Compliance with Applicable Law
  Section 2.11.                 Employee Benefit Plans; Labor Matters
  Section 2.12.                    Environmental Laws and Regulations
  Section 2.13.                                           Tax Matters
  Section 2.14.                                     Title To Property
  Section 2.15.                                 Intellectual Property
  Section 2.16.                                             Insurance
  Section 2.17.                                         Vote Required
  Section 2.18.                                         Tax Treatment
  Section 2.19.                                            Affiliates
  Section 2.20.                            Certain Business Practices
  Section 2.21.                                     Insider Interests
  Section 2.22.                          Opinion of Financial Adviser
  Section 2.23.                                               Brokers
  Section 2.24.                                            Disclosure
  Section 2.25.                                No Existing Discussion

ARTICLE 3. Representations and Warranties of GCJ.
  Section 3.1.                         Organization and Qualification
  Section 3.2.                                  Capitalization of GCJ
  Section 3.3.   Authority Relative to this Agreement; Recommendation
  Section 3.4.                      SEC Reports; Financial Statements
  Section 3.5.                                   Information Supplied
  Section 3.6.                  Consents and Approvals; No Violations
  Section 3.7.                                             No Default
  Section 3.8          No Undisclosed Liabilities; Absence of Changes
  Section 3.9.                                             Litigation
  Section 3.10.                        Compliance with Applicable Law
  Section 3.11.                 Employee Benefit Plans; Labor Matters
  Section 3.12.                    Environmental Laws and Regulations
  Section 3.13.                                           Tax Matters
  Section 3.14.                                     Title to Property
  Section 3.15.                                 Intellectual Property
  Section 3.16.                                             Insurance
  Section 3.17.                                         Vote Required
  Section 3.18.                                         Tax Treatment
  Section 3.19.                                            Affiliates
  Section 3.20.                            Certain Business Practices
  Section 3.21.                                     Insider Interests
  Section 3.22.                          Opinion of Financial Adviser
  Section 3.23.                                               Brokers
  Section 3.24.                                            Disclosure
  Section 3.25.                               No Existing Discussions

ARTICLE 4. Covenants
  Section 4.1.                             Conduct of Business of APD
  Section 4.2.                             Conduct of Business of GCJ
  Section 4.3.                                     Preparation of 8-K
  Section 4.4.                              Other Potential Acquirers
  Section 4.5.                                    NASD OTC:BB Listing
  Section 4.6.                                  Access to Information
  Section 4.7.                  Additional events; Reasonable Efforts
  Section 4.8.                                        Indemnification
  Section 4.9.                        Notification of Certain Matters

ARTICLE 5. Conditions to Consummation of the Merger
  Section 5.1.                  Conditions to each Party's Obligation
  Section 5.2.                   Conditions to the Obligations of APD
  Section 5.3.                   Conditions to the Obligations of GCJ

ARTICLE 6. Termination; Amendment; Waiver
  Section 6.1.                                            Termination
  Section 6.2.                                  Effect of Termination
  Section 6.3.                                      Fees and Expenses
  Section 6.4.                                              Amendment
  Section 6.5.                                      Extension; Waiver

ARTICLE 7. Miscellaneous
  Section 7.1.          Nonsurvival of Representations and Warranties
  Section 7.2.                           Entire Agreement; Assignment
  Section 7.3.                                               Validity
  Section 7.4.                                                Notices
  Section 7.5.                                          Governing Law
  Section 7.6.                                   Descriptive Headings
  Section 7.7.                                    Parties in Interest
  Section 7.8.                                    Certain Definitions
  Section 7.9.                                     Personal Liability
  Section 7.10.                                  Specific Performance
  Section 7.11.                                          Counterparts

                  ACQUISITION AGREEMENT AND PLAN OF MERGER


     This Agreement and Plan of Merger (this "Agreement"), dated as of December 27, 2004, is between APD ANTIQUITIES, INC., a Nevada corporation ("APD"), and GCJ, INC., a Nevada corporation ("GCJ").

     Whereas, the Boards of Directors of APD and GCJ each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Acquisition Agreement and Plan of Merger in accordance with this Agreement;

     Whereas, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     Whereas, APD and GCJ desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     Now, therefore, in consideration of the promises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, APD and GCJ hereby agree as follows:

                                  ARTICLE I

                                 The Merger

     Section 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Nevada (the "NGCL"), GCJ shall be merged with and into APD (as defined below) (the "Merger"). Following the Merger, APD shall continue as the surviving corporation (the "Successor Corporation"), shall continue to be governed by the laws of the jurisdiction of its incorporation or organization and the separate corporate existence of GCJ shall cease to exist. The Successor Corporation shall continue to adapt its original Articles and By-laws.
The Successor Corporation is named APD ANTIQUITIES, INC., a Nevada corporation. The Merger is intended to qualify as a tax-free reorganization under Section 368 of the Code as relates to the non-cash exchange of stock referenced herein.

     Section 1.2.  The Acquisition.   APD shall purchase for cash all of the
issued and outstanding shares of GCJ. GCJ has 430,000 common shares issued and outstanding to one shareholder. This shareholder has agreed to sell and APD has agreed to purchase all 430,000 shares for cash at par value $0.001 for a total of $3,600. Once APD purchases all of the common shares of GCJ, APD will have complete ownership of GCJ.

     Section 1.3. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the "Merger Certificate") shall be duly executed and acknowledged by each of GCJ and APD, and thereafter the Merger Certificate reflecting the Merger shall be delivered to the Secretary of State of the State of Nevada for filing pursuant to the NGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed by the Secretary of State of the State of Nevada in accordance with the NGCL or such later time as the parties may agree upon and set forth in the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein a the "Effective Time").

     Section 1.4. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article 5 (the "Closing Date"), at the law offices of Thomas C. Cook, 2921 N. Tenaya Way, Suite 234, Las Vegas, NV 89128, unless another time, date or place is agreed to in writing by the parties hereto.

     Section 1.5. Effects of the Merger. The Merger shall have the effects set forth in the NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers of GCJ shall vest in the Successor Corporation, and all debts, liabilities and duties of GCJ shall become the debts, liabilities and duties of the Successor Corporation.

     Section 1.6. Board of Directors and Officers of APD. At or prior to the Effective Time, each of GCJ and APD agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of APD to remain the same.

     Section 1.7. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, GCJ or APD reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest APD with full right, title and possession to all assets, property, rights, privileges, powers and franchises of GCJ, the officers and directors of APD and GCJ are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

                                  ARTICLE 2

                   Representations and Warranties of APD

     Except as set forth on the Disclosure Schedule delivered by APD to GCJ (the "APD Disclosure Schedule"), APD hereby represents and warrants to GCJ as follows:

     Section 2.1. Organization and Qualification.

     (a) APD is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has approximately 42 or more round lot (100 or more shares) stockholders and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on APD. When used in connection with APD, the term "Material
Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of APD, other than any change or effect arising out of general economic conditions unrelated to any business in which APD is engaged, or (ii) that may impair the ability of APD to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     (b) APD has heretofore delivered to GCJ accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of APD. Except as set forth on Schedule 2.1 of the APD Disclosure Schedule, APD is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on APD.

     Section 2.2. Capitalization of APD.

     (a) The authorized capital stock of APD consists of: (i) Seventy Million (70,000,000) Authorized Shares of Common Stock, $0.001 par value, 1,448,000 Common shares are issued and outstanding as of December 27, 2004, and held by approximately 42 or more round lot (100 or more shares) stockholders; (ii) Five Million (5,000,000) Authorized Shares of Preferred Stock, $0.001 par value, no Preferred Shares have been issued. Pursuant to the Merger Agreement APD will not issue any shares to GCJ, and purchase the 430,000 issued and outstanding of GCJ for cash at par value of $0.001 per share. All of the outstanding APD Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of APD, (ii) securities of APD convertible into or exchangeable for shares of capital stock or voting securities of APD, (iii) options or other rights to acquire from APD, except as set forth in 2.2(a) of the Disclosure Schedule, and, no obligations of APD to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of APD, and (iv) equity equivalents, interests in the ownership or earnings of APD or other similar rights (collectively, "APD Securities"). As of the date hereof, except as set forth on Schedule 2.2(a) of the APD Disclosure Schedule there are no outstanding obligations of APD or its subsidiaries to repurchase, redeem or otherwise acquire any APD
Securities or stockholder agreements, voting trusts or other agreements or understandings to which APD is a party or by which it is bound relating to the voting or registration of any shares of capital stock of APD. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     (b) The APD Shares constitute the only class of equity securities of APD registered or required to be registered under the Exchange Act.

     (c) APD does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity, other than as specifically disclosed in the disclosure documents.

     Section 2.3. Authority Relative to this Agreement; Recommendation. APD has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of APD (the "APD Board") and no other corporate proceedings on the part of APD are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by APD and constitutes a valid, legal and binding agreement of APD, enforceable against APD in accordance with its terms.

     Section 2.4. SEC Reports; Financial Statements. SEC Reports; Financial Statements.

     (a) APD has not filed any reports with the U. S. Securities and Exchange Commission.

     Section 2.5. Information Supplied. None of the information supplied or to be supplied by APD for inclusion or incorporation by reference in connection with the Merger will at the date presented to the stockholder of GCJ and at the times of the meeting or meetings of stockholders of APD to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1916, as amended (the "HSR Act"), the rules of the National Association of Securities Dealers, Inc. ("NASD"), the filing and recordation of the

Merger Certificate as required by the NGCL, and as set forth on Schedule 2.6 of the APD Disclosure Schedule no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by APD of this Agreement or the consummation by APD of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on APD.

     Except as set forth in Section 2.6 of the APD Disclosure Schedule, neither the execution, delivery and performance of this Agreement by APD nor the consummation by APD of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of APD,
(ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which APD is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to APD or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on APD.

     Section 2.7. No Default. Except as set forth in Section 2.7 of the APD Disclosure Schedule, APD is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which APD is now a party or by which any of its respective properties or assets may be bound or
(iii) any order, writ injunction, decree, law, statute, rule or regulation applicable to APD or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on APD. Except as set forth in Section 2.7 of the APD Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which APD is now a party or by which its respective properties or assets may be bound that is material to APD and that has not expired is in full force and effect and is not subject to any material default thereunder of which APD is aware by any party obligated to APD thereunder.

     Section 2.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent disclosed in the December 31, 1999 audited financial statements, none of APD or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of APD and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on APD. Except as disclosed by APD, none of APD or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to APD or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on APD. Except as and to the extent disclosed by APD there has not been (i) any material change by APD in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by APD of any of its assets having a Material Adverse Effect on APD, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

     Section 2.9. Litigation. Except as set forth in Schedule 2.9 of the APD Disclosure Schedule there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of APD, threatened against APD or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on APD or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by APD, none of APD or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on APD or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     Section 2.10. Compliance with Applicable Law. Except as disclosed by APD, APD and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "APD Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on APD. Except as disclosed by APD, APD and its subsidiaries are in compliance with the terms of the APD Permits, except where the failure so to comply would not have a Material Adverse Effect on APD. Except as disclosed by APD, the businesses of APD and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on APD. Except as disclosed by APD no investigation or review by any Governmental Entity with respect to APD or its subsidiaries is pending or, to the knowledge of APD, threatened, nor, to the knowledge of APD, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which APD reasonably believes will not have a Material Adverse Effect on APD.

     Section 2.11. Employee Benefit Plans; Labor Matters.

     (a) Except as set forth in Section 2.11(a) of the APD Disclosure Schedule with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to at any time by APD or any entity required to be aggregated with APD pursuant to Section 414 of the Code (each, a "APD Employee Plan"), no event has occurred and to the knowledge of APD, no condition or set of circumstances exists in connection with which APD could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on APD.

     (b) (i) No APD Employee Plan is or has been subject to Title IV of
ERISA or Section 412 of the Code; and (ii) each APD Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

     (c) Section 2.11(c) of the APD Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any APD Stock Options, together with the number of APD Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 2.11(c) of the APD Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. APD has furnished GCJ with complete copies of the plans pursuant to which the APD Stock Options were issued. Other than the automatic vesting of APD Stock Options that may occur without any action on the part of APD or its officers or directors, APD has not taken any action that would result in any APD Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (d) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any APD Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

     (e) There are no controversies pending or, to the knowledge of APD, threatened, between APD and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on APD. Neither APD nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by APD or any of its subsidiaries (and neither APD nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does APD know of any activities or proceedings of any labor union to organize any of its or employees. APD has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

     Section 2.12. Environmental Laws and Regulations.

     (a) Except as publicly disclosed by APD in the APD SEC Reports, (i) APD is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that would not have a Material Adverse Effect on APD, which compliance includes, but is not limited to, the possession by APD of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) APD has not received written notice of, or, to the knowledge of APD, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an ``Environmental Claim") that could reasonably be expected to have a Material Adverse Effect on APD; and (iii) to the knowledge of APD, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     (b) Except as publicly disclosed by APD, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on APD that are pending or, to the knowledge of APD, threatened against APD or, to the knowledge of APD, against any person or entity whose liability for any Environmental Claim APD has or may have retained or assumed either contractually or by operation of law.

     Section 2.13.  Tax Matters.

     (a) Except as set forth in Section 2.13 of the APD Disclosure Schedule:
(i) APD has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of APD and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to APD have been paid in full or have been provided for in accordance with GAAP on APD's most recent balance sheet which is part of the APD SEC Documents.
(iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to APD; (iv) to the knowledge of APD none of the Tax Returns of or with respect to APD is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to APD which has not been abated or paid in full.

     (b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "Tax Return" shall mean any report, return, documents declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

     Section 2.14. Title to Property. APD has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse

Effect on APD; and, to APD's knowledge, all leases pursuant to which APD leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of APD, under any of such leases, any existing material default or event of default (or event which with notice of lapse of time, or both, would constitute a default and in respect of which APD has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on APD.

     Section 2.15. Intellectual Property.

     (a) APD owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefore that are material to its business as currently conducted (the "APD Intellectual Property Rights").

     (b) The validity of the APD Intellectual Property Rights and the title thereto of APD is not being questioned in any litigation to which APD is a party.

     (c) Except as set forth in Section 2.15(c) of the APD Disclosure Schedule, the conduct of the business of APD as now conducted does not, to APD's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any APD Intellectual Property Rights.

     (d) APD has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where APD has elected to rely on patent or copyright protection in lieu of trade secret protection.

     Section 2.16. Insurance. APD currently maintains general liability and other business insurance.

     Section 2.17. Vote Required. Approval of this Acquisition Agreement and Plan of Merger by the Stockholders of APD is not required pursuant to current Nevada law.

     Section 2.18. Tax Treatment. Neither APD nor, to the knowledge of APD, any of its affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     Section 2.19. Affiliates. Except for the directors and executive officers of APD, each of whom is listed in Section 2.19 of the APD Disclosure Schedule, there are no persons who, to the knowledge of APD, may be deemed to be affiliates of APD under Rule 1-02(b) of Regulation S-X of the SEC (the "APD Affiliates").

     Section 2.20. Certain Business Practices. None of APD or any directors, officers, agents or employees of APD has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or (iii) made any other unlawful payment.

     Section 2.21. Insider Interests. Except as set forth in Section 2.21 of the APD Disclosure Schedule, neither any officer or director of APD has any interest in any material property, real or personal, including without limitation, any computer software or APD Intellectual Property Rights, used in or pertaining to the business of APD, expect for the ordinary rights of a stockholder or employee stock option holder.

     Section 2.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the APD Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of APD Shares.

     Section 2.23. Brokers. No broker, finder or investment banker (other than the APD Financial Adviser, a true and correct copy of whose engagement agreement has been provided to GCJ) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of APD.

     Section 2.24. Disclosure. No representation or warranty of APD in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to GCJ pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

     Section 2.25. No Existing Discussions. As of the date hereof, APD is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

                                  ARTICLE 3

                    Representations and Warranties of GCJ

     Except as set forth on the Disclosure Schedule delivered by GCJ to APD (the "GCJ Disclosure Schedule"), GCJ hereby represents and warrants to APD as follows:

     Section 3.1. Organization and Qualification.

     (a) Each of GCJ and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on GCJ. When used in connection with GCJ, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of GCJ and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which GCJ and its subsidiaries are engaged, or (ii) that may impair the ability of GCJ to consummate the transactions contemplated hereby.

     (b) GCJ has heretofore delivered to APD accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of GCJ. Each of GCJ and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on GCJ.

     Section 3.2. Capitalization of GCJ.

     (a) As of September 30, 2004, the authorized capital stock of GCJ consists of Seventy Million (70,000,000) GCJ common Shares, $0.001 par value, of which 430,000 common Shares are issued and outstanding. All of the outstanding GCJ Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. GCJ has five million (5,000,000) Authorized Shares of Preferred Stock, $0.001 par value, no Preferred Shares have been issued.

     (b) Except as set forth in Section 3.2(b) of the GCJ Disclosure Schedule, J. Chad Guidry is the record and beneficial owner of all of the issued and outstanding shares of capital stock of its subsidiaries.

     (c)  Except as set forth in Section 3.2(c) of the GCJ Disclosure
Schedule, between March 30, 2004 (inception) and the date hereof, no shares of GCJ's capital stock have been issued and no GCJ Stock options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of GCJ, (ii) securities of GCJ or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of GCJ, (iii) options or other rights to acquire from GCJ or its subsidiaries, or obligations of GCJ or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of GCJ, or (iv) equity equivalents, interests in the ownership or earnings of GCJ or its subsidiaries or other similar rights (collectively, "GCJ Securities"). As of the date hereof, there are no outstanding obligations of GCJ or any of its subsidiaries to repurchase, redeem or otherwise acquire any GCJ Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which GCJ is a party or by which it is bound relating to the voting or registration of any shares of capital stock of GCJ.

     (d) Except as set forth in Section 3.2(d) of the GCJ Disclosure Schedule, there are no securities of GCJ convertible into or exchangeable for, no options or other rights to acquire from GCJ, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of GCJ.

     (e) The GCJ Shares constitute the only class of equity securities of GCJ or its subsidiaries.

     (f) Except as set forth in Section 3.2(f) of the GCJ Disclosure Schedule, GCJ does not own directly or indirectly any outstanding voting securities or interests (including membership interests) of any entity.

     Section 3.3. Authority Relative to this Agreement; Recommendation.

     (a) GCJ has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of GCJ (the "GCJ Board"), and no other corporate proceedings on the part of GCJ are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in
Section 3.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding GCJ Shares. This Agreement has been duly and validly executed and delivered by GCJ and constitutes a valid, legal and binding agreement of GCJ, enforceable against GCJ in accordance with its terms.

     (b) The GCJ Board has resolved to recommend that the sole stockholder of GCJ approved and adopted this Agreement.

     Section 3.4. SEC Reports; Financial Statements.

     (a) GCJ has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since March 30, 2004, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities
Act"), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. GCJ has heretofore delivered or promptly will deliver prior to the Effective Date to GCJ, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its initial Registration Statement on Form 10SB12G filed May 3, 2004, (ii) all other reports or registration statements filed by GCJ with the SEC since its inception on March 30, 2004 (all of the foregoing, collectively, the "GCJ SEC Reports"). None of such GCJ SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of GCJ included in the GCJ SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of GCJ as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the GCJ SEC Reports have been so filed.

     (b) GCJ has heretofore made available or promptly will make available to APD a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by GCJ with the SEC pursuant to the Exchange Act.

     Section 3.5. Information Supplied. None of the information supplied or to be supplied by GCJ for inclusion or incorporation by reference to the 8-K will, at the time the 8-K is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     Section 3.6. Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the GCJ Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of the NASD, and the filing and recordation of the Merger Certificate as required by the NGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by GCJ of this Agreement or the consummation by GCJ of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on GCJ.

     Neither the execution, delivery and performance of this Agreement by GCJ nor the consummation by GCJ of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of GCJ or any of GCJ's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which GCJ or any of GCJ's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to GCJ or any of GCJ's subsidiaries or any of their respective properties or assets, except in the case of (ii) or
(iii) for violations, breaches or defaults which would not have a Material Adverse Effect on GCJ.

     Section 3.7. No Default. GCJ is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which GCJ or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to GCJ, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on GCJ. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which GCJ or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound that is material to GCJ and its subsidiaries taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which GCJ is aware by any party obligated to GCJ or any subsidiary thereunder.

     Section 3.8. No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 2.8 of the GCJ Disclosure Schedule and except as and to the extent publicly disclosed by GCJ in the GCJ SEC Reports, as of December 31, 2003, GCJ does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of GCJ (including the notes thereto) or which would have a Material Adverse Effect on GCJ. Except as publicly disclosed by GCJ, since December 31, 2003, GCJ has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to GCJ having or which reasonably could be expected to have, a Material Adverse Effect on GCJ. Except as and to the extent publicly disclosed by GCJ in the GCJ SEC Reports and except as set forth in Section 2.8 of the GCJ Disclosure Schedule, since March 30, 2004, there has not been (i) any material change by GCJ in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by GCJ of any of its assets having a Material Adverse Effect on GCJ, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or
(iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

     Section 3.9. Litigation. Except as publicly disclosed by GCJ in the GCJ SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of GCJ, threatened against GCJ or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on GCJ or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by GCJ in the GCJ SEC Reports, GCJ is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on GCJ or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     Section 3.10. Compliance with Applicable Law. Except as publicly disclosed by GCJ in the GCJ SEC Reports, GCJ holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the `'GCJ Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on GCJ. Except as publicly disclosed by GCJ in the GCJ SEC Reports, GCJ is in compliance with the terms of the GCJ Permits, except where the failure so to comply would not have a Material Adverse Effect on GCJ. Except as publicly disclosed by GCJ in the GCJ SEC Reports, the business of GCJ is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this
Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on GCJ. Except as publicly disclosed by GCJ in the GCJ SEC Reports, no investigation or review by any Governmental Entity with respect to GCJ is pending or, to the knowledge of GCJ, threatened, nor, to the knowledge of GCJ, has any Governmental Entity indicated an intention to conduct the same, there than, in each case, those which GCJ reasonably believes will not have a Material Adverse Effect on GCJ.

     Section 3.11. Employee Benefit Plans; Labor Matters.

     (a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA), maintained or contributed to at any time by GCJ, any of its subsidiaries or any entity required to be aggregated with GCJ or any of its subsidiaries pursuant to

Section 414 of the Code (each, a "GCJ Employee Plan"), no event has occurred and, to the knowledge of GCJ, no condition or set of circumstances exists in connection with which GCJ or any of its subsidiaries could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on GCJ.

     (b) (i) No GCJ Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each GCJ Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

     (c) Section 3.11(c) of the GCJ Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any GCJ Stock Options, together with the number of GCJ Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 3.11(c) of the GCJ Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. GCJ has furnished APD with complete copies of the plans pursuant to which the GCJ Stock Options were issued. Other than the automatic vesting of GCJ Stock Options that may occur without any action on the part of GCJ or its officers or directors, GCJ has not taken any action that would result in any GCJ Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (d) Except as disclosed in Section 3.11(e) of the GCJ Disclosure Schedule there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any GCJ Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

     (e) There are no controversies pending or, to the knowledge of GCJ threatened, between GCJ or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on GCJ. Neither GCJ nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by GCJ or any of its subsidiaries (and neither GCJ nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does GCJ know of any activities or proceedings of any labor union to organize any of its or any of its subsidiaries' employees. GCJ has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its or any of its subsidiaries' employees.

     Section 3.12. Environmental Laws and Regulations.

     (a) Except as disclosed by GCJ, (i) each of GCJ and its subsidiaries is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on GCJ, which compliance includes, but is not limited to, the possession by GCJ and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof;(ii) none of GCJ or its subsidiaries has received written notice of, or, to the knowledge of GCJ, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on GCJ; and
(iii) to the knowledge of GCJ, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     (b) Except as disclosed by GCJ, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on GCJ that are pending or, to the knowledge of GCJ, threatened against GCJ or any of its subsidiaries or, to the knowledge of GCJ, against any person or entity whose liability for any Environmental Claim GCJ or its subsidiaries has or may have retained or assumed either contractually or by operation of law.

     Section 3.13. Tax Matters. Except as set forth in Section 3.13 of the GCJ Disclosure Schedule: (i) GCJ and each of its subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of GCJ and each of its subsidiaries and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to GCJ and each of its subsidiaries have been paid in full or have been provided for in accordance with GAAP on GCJ's most recent balance sheet which is part of the GCJ SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to GCJ or its subsidiaries; (iv) to the knowledge of GCJ none of the Tax Returns of or with respect to GCJ or any of its subsidiaries is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to GCJ or any of its subsidiaries which has not been abated or paid in full.

     Section 3.14. Title to Property. GCJ and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on GCJ; and, to GCJ's knowledge, all leases pursuant to which GCJ or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of GCJ, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which GCJ or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on GCJ.

     Section 3.15. Intellectual Property.

     (a) Each of GCJ and its subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefore that are material to its business as currently conducted (the "GCJ Intellectual Property Rights").

     (b) Except as set forth in Section 3.15(b) of the GCJ Disclosure Schedule the validity of the GCJ Intellectual Property Rights and the title thereto of GCJ or any subsidiary, as the case may be, is not being questioned in any litigation to which GCJ or any subsidiary is a party.

     (c) The conduct of the business of GCJ as now conducted does not, to GCJ's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any GCJ Intellectual Property Rights.

     (d) GCJ has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where GCJ has elected to rely on patent or copyright protection in lieu of trade secret protection.

     Section 3.16. Insurance. GCJ currently does not maintain general liability and other business insurance.

     Section 3.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding GCJ Shares is the only vote of the holders of any class or series of GCJ's capital stock necessary to approve and adopt this Agreement and the Merger.

     Section 3.18. Tax Treatment. Neither GCJ nor, to the knowledge of GCJ, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     Section 3.19. Affiliates. Except for the directors and executive officers of GCJ, each of whom is listed in Section 3.19 of the GCJ Disclosure Schedule, there are no persons who, to the knowledge of GCJ, may be deemed to be affiliates of GCJ under Rule 1-02(b) of Regulation S-X of the SEC (the "GCJ Affiliates").

     Section 3.20. Certain Business Practices. None of GCJ, any of its subsidiaries or any directors, officers, agents or employees of GCJ or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

     Section 3.21. Insider Interests. Except as set forth in Section 3.21 of the GCJ Disclosure Schedule, no officer or director of GCJ has any interest in any material property, real or personal, including without limitation, any computer software or GCJ Intellectual Property Rights, used in or pertaining to the business of GCJ or any subsidiary, except for the ordinary rights of a stockholder or employee stock option holder.

     Section 3.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the GCJ Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of GCJ Shares.

     Section 3.23. Brokers. No broker, finder or investment banker (other than the GCJ Financial Adviser, a true and correct copy of whose engagement agreement has been provided to APD) is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of GCJ.

     Section 3.24. Disclosure. No representation or warranty of GCJ in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to APD pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

     Section 3.25. No Existing Discussions. As of the date hereof, GCJ is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 5.4).


                                  ARTICLE 4

                                  Covenants

     Section 4.1. Conduct of Business of APD. Except as contemplated by this Agreement or as described in Section 4.1 of the APD Disclosure Schedule, during the period from the date hereof to the Effective Time, APD will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the APD Disclosure Schedule, prior to the Effective Time, APD will not, without the prior written consent of GCJ:

     (a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

     (b) amend the terms of any stock of any class or any other securities (except bank loans) or equity equivalents.

     (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

     (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of APD (other than the Merger);

     (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person.
(iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of APD; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

     (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent APD from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees or fiscal 2000 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2000 in amounts previously disclosed to GCJ (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to APD);

     (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

     (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

     (i) revalue in any material respect any of its assets including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

     (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to APD; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $1,000 or, in the aggregate, are in excess of $5,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

     (k) make any tax election or settle or compromise any income tax liability material to APD;

     (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on APD;

     (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

     (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of contained in this Agreement untrue or incorrect.

     Section 4.2. Conduct of Business of GCJ. Except as contemplated by this Agreement or as described in Section 4.2 of the GCJ Disclosure Schedule during the period from the date hereof to the Effective Time, GCJ will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.2 of the GCJ Disclosure Schedule, prior to the Effective Time, GCJ will not, without the prior written consent of:

     (a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

     (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

       (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

     (d) adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, recapitalization or other reorganization of GCJ (other than the Merger);

     (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business. (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;
(iii) make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of GCJ or its subsidiaries; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

     (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent GCJ or its subsidiaries from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2003 in the ordinary course of yearend compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2003 in amounts previously disclosed to (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to GCJ);

     (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

     (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

     (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory of writing-off notes or accounts receivable other than in the ordinary course of business;

     (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to GCJ; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $1,000 or, in the aggregate, are in excess of $5,000: provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

     (k) make any tax election or settle or compromise any income tax liability material to GCJ and its subsidiaries taken as a whole;

     (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on GCJ;

     (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

     (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of the GCJ contained in this Agreement untrue or incorrect.

     Section 4.3. Preparation of 8-K. GCJ and APD shall promptly prepare and file with the SEC an 8-K disclosing this merger with audited financials of APD along with pro forma combined statements.

     Section 4.4. Other Potential Acquirers.

     (a) GCJ, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition.

     Section 4.6. Access to Information.

     (a) Between the date hereof and the Effective Time, APD will give GCJ and its authorized representatives, and GCJ will give APD and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

     (b) Between the date hereof and the Effective Time, APD shall furnish to GCJ, and GCJ will furnish to APD, within 25 business days after the end of each quarter, quarterly statements prepared by such party in conformity with its past practices) as of the last day of the period then ended.

     (c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

     Section 4.7. Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation,
(i) cooperating in the preparation and filing of the 8-K, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, GCJ and APD agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

     Section 4.8. Indemnification.

     (a) To the extent, if any, not provided by an existing right under one of the parties' directors and officers liability insurance policies, from and after the Effective Time, APD shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective
Time) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss expense, claim, damage or liability (whether or not arising before the Effective Time), (i) APD shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to APD, promptly after statements therefore are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the NGCL or its Articles of Incorporation or bylaws, (ii) APD will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the NGCL and APD's Articles of Incorporation and bylaws shall be made by independent counsel mutually acceptable to APD and the Indemnified Party; provided, however, that APD shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, conflict on any significant issue between positions of any two or more Indemnified Parties.

     (b) In the event APD or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of APD shall assume the obligations set forth in this Section 4.9.

     (c) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of APD and GCJ and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in APD's and GCJ's Articles of Incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than two years from the Effective Time.

     (d) The provisions of this Section 4.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

     Section 4.9. Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.10 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                 ARTICLE 5

                  Conditions to Consummation of the Merger

     Section 5.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of GCJ;

     (b) this Agreement shall have been approved and adopted by the Board of Directors of APD and GCJ;

     (c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

     (d) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

     Section 5.2. Conditions to the Obligations of APD. The obligation of APD to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) the representations of GCJ contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on GCJ) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing GCJ shall have delivered to APD a certificate to that effect;

     (b) each of the covenants and obligations of GCJ to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing GCJ shall have delivered to APD a certificate to that effect;

     (d) GCJ shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Merger as relates to any obligation, right or interest of GCJ under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of APD, individually or in the aggregate, have a Material Adverse Effect on GCJ;

     (e) there shall have been no events, changes or effects with respect to GCJ or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on GCJ; and

     Section 5.3. Conditions to the Obligations of GCJ. The respective obligations of GCJ to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) the representations of APD contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on APD) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing APD shall have delivered to GCJ a certificate to that effect;

     (b) each of the covenants and obligations of APD to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing APD shall have delivered to GCJ a certificate to that effect;

     (c) there shall have been no events, changes or effects with respect to APD having or which could reasonably be expected to have a Material Adverse Effect on APD.

                                  ARTICLE 6

                       Termination; Amendment; Waiver

     Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by APD's or GCJ's stockholders:

     (a) by mutual written consent of APD and GCJ;

     (b) by GCJ or APD if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by March 31, 2004; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

     (c) by APD if (i) there shall have been a breach of any representation or warranty on the part of GCJ set forth in this Agreement, or if any representation or warranty of GCJ shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by Dec 20, 2004 (or as otherwise extended), (ii) there shall have been a breach by GCJ of any of their respective covenants or agreements hereunder having a Material Adverse Effect on GCJ or materially adversely affecting (or materially delaying) the consummation of the Merger, and GCJ, as the case may be, has not cured such breach within 20 business days after notice by APD thereof, provided that APD has not breached any of its obligations hereunder, (iii) APD shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders; or (iv) APD shall have convened a meeting of its Board of Directors to vote upon the Merger and shall have failed to obtain the requisite vote;

     (d) by GCJ if (i) there shall have been a breach of any representation or warranty on the part of APD set forth in this Agreement, or if any representation or warranty of APD shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by Dec. 20, 2004 (or as otherwise extended), (ii) there shall have been a breach by APD of its covenants or agreements hereunder having a Material Adverse Effect on APD or materially adversely affecting (or materially delaying) the consummation of the Merger, and APD, as he case may be, has not cured such breach within twenty business days after notice by GCJ thereof, provided that GCJ has not breached any of its obligations hereunder, (iii) the APD Board shall have recommended to APD's stockholders a Superior Proposal, (iv) the APD Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger, or hold a stockholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) GCJ shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders.

     Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 6.2 and Sections 4.7(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

     Section 6.3. Fees and Expenses.  Except as specifically provided in this
Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     Section 6.4. Amendment. This Agreement may be amended by action taken by APD and GCJ at any time before or after approval of the Merger by the stockholders of APD and GCJ (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     Section 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE 7

                                Miscellaneous

     Section 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

     Section 7.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

     Section 7.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

     Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

  If to GCJ:

     GCJ, INC.
     Attn: Jeffery Chad Guidry
     8425 Bay Point Dr.
     Las Vegas, Nevada 89128
     Phone:  (702) 334-4008

  if to APD:

     APD Antiquities, Inc.
     Attn:  Cindy K. Swank
     1314 S. Brand Blvd, Suite 2-176
     Spokane, WA  99202
     Phone:  (509)-744-8590
or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     Section 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

     Section 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9 and 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 7.8. Certain Definitions. For the purposes of this Agreement, the term:

     (a) "affiliate" means (except as otherwise provided in Sections 2.19 and 3.19 a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "business day" means any day other than a day on which Nasdaq is closed;

     (c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

     (d) "knowledge" or "known" means, with respect to any matter in question, if an executive officer of APD or GCJ or its subsidiaries, as the case may be, has actual knowledge of such matter;

     (e) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

     (f) "subsidiary" or "subsidiaries" of APD, GCJ or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which APD, GCJ or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     Section 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of APD, GCJ or any officer, director, employee, agent, representative or investor of any party hereto.

     Section 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that, if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the Merger.

     Section 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.


                                 APD ANTIQUITIES, INC.

                                 By: /s/ Cindy K. Swank
                                 ----------------------
                                 Name:   Cindy K. Swank
                                 Title:  President


                                 GCJ, INC.

                                 By: /s/ Jeffery Chad Guidry
                                 ---------------------------
                                 Name:   Jeffery Chad Guidry
                                 Title:  President

                          APD DISCLOSURE SCHEDULE

Schedule 2.1   Organization                       See Articles/Bylaws

Schedule 2.2(a) Options, Stock Preference Rights  Not Applicable

Schedule 2.6   Consents & Approvals               None Provided

Schedule 2.7   No Default                         Not Applicable

Schedule 2.8   No Undisclosed Liability           None Exist

Schedule 2.9   Litigation                         Not Applicable

Schedule 2.10  Compliance with Applicable Law     None

Schedule 2.11 Employee Benefit Plans              None

Schedule 2.12 Environmental Laws and Regs         Not Applicable

Schedule 2.13 Tax Matters                         None Exist

Schedule 2.14 Title to Property                   None Exist

Schedule 2.15 Intellectual Property               None Exist

Schedule 2.16 Insurance                           None Exist

Schedule 2.17  Vote Required                      None Required

Schedule 2.18 Tax Treatment                       Not Applicable

Schedule 2.19 Affiliates                          Cindy K. Swank

Schedule 2.20 Certain Business Practices          None Exist

Schedule 2.21 Insider Interest                    Not Applicable

Schedule 2.22 Opinion of Financial Adviser        Waived - None Exist

Schedule 2.23 Broker                              None Exist

Schedule 4.1 Conduct of Business                  None Provided

                           GCJ DISCLOSURE SCHEDULE

Schedule 3.2(b) Subsidiary Stock                  None Exist

Schedule 3.2(c) Capital Stock Rights              None Exist other than as
                                                  in Articles

Schedule 3.2(d) Securities conversions            None Exist

Schedule 3.2 (f) Subsidiaries                     None Exist

Schedule 3.6   Consents & Approvals               Provided

Schedule 3.7   No Default                         Not Applicable

Schedule 3.8   No Undisclosed Liability           None Exist

Schedule 3.9   Litigation                         None Exist

Schedule  3.10   Compliance with Applicable Law   Not  Applicable - full
                                                  disclosed in 10-KSB

Schedule 3.11 Employee Benefit Plans              Section 3.11( c)No Options
                                                  Exist

Section 3.11(e)                                   No Agreements Exist

Schedule 3.12 Environmental Laws and Regs         Not Applicable

Schedule 3.13 Tax Matters                         None Exist

Schedule 3.14 Title to Property                   None Exist

Schedule 3.15(b) Intellectual Property            None Exist

Schedule 3.16 Insurance                           None Exist

Schedule   3.17    Vote  Required                 See Shareholder Meeting
                                                  Certificate

Schedule 3.18 Tax Treatment                       Not Applicable

Schedule 3.19 Affiliates                          Jeffery Chad Guidry

Schedule 3.20 Certain Business Practices          None Exist

Schedule 3.21 Insider Interest                    None Exist

Schedule 3.22 Opinion of Financial Adviser        Waived - None Exist

Schedule 3.23 Broker                              None Exist

Schedule 4.2 Conduct of Business                  See Amended Articles



Exhibit A


                        CERTIFICATE OF MERGER
                                  OF
                        APD ANTIQUITIES, INC.
                          a Nevada corporation
                                 and
                              GCJ, Inc.
                        a Nevada corporation


     The undersigned corporations, APD ANTIQUITIES, INC., a Nevada corporation ("APD"), and GCJ, Inc. a Nevada corporation ("GCJ"), do hereby certify:

     1. APD is a corporation duly organized and validly existing under the laws of the State of Nevada. Articles of Incorporation were originally filed on July 23, 1996.

     2. GCJ is a corporation duly organized and validly existing under the laws of the State of Nevada. Articles of Incorporation were originally filed on March 30, 2004.

     3. APD and GCJ are parties to a Merger Agreement, pursuant to which GCJ will be merged with and into APD. Upon completion of the merger APD will be the surviving corporation in the merger and GCJ will be dissolved. Pursuant to the Merger Agreement the stockholders of GCJ will receive stock in APD. For purposes of service, the address for APD is 1314 S. Brand Blvd, Suite 2-176, Spokane, WA 99202.

     4. The Articles of Incorporation and Bylaws of APD as existing prior to the effective date of the merger shall continue in full force as the Articles of Incorporation and Bylaws of the surviving corporation.

     5. The complete executed Agreement and Plan of Merger dated as of December 27, 2004, which sets forth the plan of merger providing for the merger of GCJ with and into APD is on file at the corporate offices of APD.

     6. A copy of the Merger Agreement will be furnished by APD on request and without cost to any stockholder of any corporation which is a party to the merger.

     7. The plan of merger as set forth in the Agreement and Plan of Merger, has been approved by a majority of the Board of Directors of GCJ at a meeting held March 18, 2004.

     8. GCJ has 430,000 shares of common stock issued, outstanding and entitled to vote on the merger. At a meeting of the Shareholders of GCJ held December 27, 2004, all 430,000 shares voted in favor of the merger.

     9. The plan of merger as set forth in the Agreement and Plan of Merger, was approved by a majority of the Board of Directors of APD at a meeting held December 27, 2004.

     10. The manner in which the exchange of issued shares of APD shall be affected is set forth in the Agreement and Plan of Merger.

     IN WITNESS WHEREOF, the undersigned have executed these Certificate of Merger this 20th day of December, 2004.



                                 APD ANTIQUITIES, INC.

                                 By: /s/ Cindy K. Swank
                                 ----------------------
                                 Name:   Cindy K. Swank
                                 Title:  President


                                 GCJ, INC.

                                 By: /s/ Jeffery Chad Guidry
                                 ---------------------------
                                 Name:   Jeffery Chad Guidry
                                 Title:  President

Exhibit B


                 RESOLUTION IN LIEU OF STOCKHOLDERS MEETING



     THE UNDERSIGNED, being the Stockholders of GCJ, Inc., a Nevada Corporation, in lieu of a Stockholders meeting, hereby consent to the following resolutions:

          RESOLVED, that the Corporation enter into an Acquisition Agreement and Plan of Merger with APD ANTIQUITIES, INC. (A copy of which is attached) with APD ANTIQUITIES, INC. remaining as the surviving corporation, and be it

          FURTHER RESOLVED, that the Corporation officers are hereby authorized to execute any and all documents necessary to accomplish the merger.


DATED: December 27, 2004

                                   /s/ Jeffery Chad Guidry
                                   -----------------------
                                       Jeffery Chad Guidry